UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
____________________________

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
 ____________________________

Filed by the Registrant	☒	Filed by a party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12
EHEALTH, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Fellow Stockholders:
I am writing to you today to seek your support of our proposed amendment to our 2014 Equity Incentive Plan (the “Plan”) to increase the maximum number of shares that may be issued under the Plan by three million, as more fully set forth in Proposal 4 of our proxy statement for our 2022 Annual Meeting of Stockholders. The proposed increase to the authorized pool of shares under the Plan is of vital importance to our ability to continue to build long-term value for our stockholders.
Shortly after becoming Chief Executive Officer of eHealth in November 2021, I shared with you our six-point plan to improve the effectiveness of our sales and marketing operations, further enhance the customer experience and satisfaction, transform our cost structure and diversify our revenue base. On May 3, as part of our earnings release for the first quarter of 2022, we updated you on our progress in executing on this plan and shared early achievements in improving key operating and financial metrics. While I’m encouraged by our progress it’s clear to me and the eHealth Leadership Team that there remains a significant amount of important strategic and tactical work ahead of us. I strongly believe that our ability to provide competitive total compensation that includes equity grants is critical to our continued success in executing on our plan and returning eHealth to sustainable profitable growth.
Our focus on “at-risk” equity compensation is intended to align employee incentives with stockholder interests and for that reason, our equity granting practices go deep into our organization. Without additional shares available for issuance under the Plan, we would likely be compelled to increase the cash component of employee compensation to remain competitive, which runs directly against our core objective of maximizing cash flow generation. Further, our ability to maintain a stable and committed team of management becomes challenging without the benefits of sufficient equity that vests over multiple years.
At the same time, our historical equity grant strategy was not entirely consistent with my compensation philosophy. Going forward, we plan to be even more targeted and thoughtful in our equity grant allocations and I will work together with the Compensation Committee of our Board of Directors to that end.
Our Board of Directors unanimously recommend that you vote “FOR” the approval of the proposed amendment to the Plan. Thank you for your consideration and anticipated support.

Respectfully,
Fran Soistman
Chief Executive Officer